UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2009

FLORIDA GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

 (502) 589-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01           Entry into a Material Definitive Agreement.  On November 1, 2008, Florida Gaming Centers, Inc. (“FGC”), a wholly-owned subsidiary of the Registrant, borrowed One Million Three Hundred Twenty-Two Thousand Five Hundred and Seventy-Three Dollars and Seventy-Three Cents ($1,322,573.73) (the “Principal Amount”) from Freedom Holding, Inc. (“Freedom”), which was evidenced by FGC’s Promissory Note in favor of Freedom dated November 1, 2008 (the “Original Note”).  The Original Note had a stated maturity date of May 1, 2009.  On May 1, 2009, Freedom agreed to extend the maturity date of the Original Note until September 1, 2009 as evidenced by FGC’s May 1, 2009 Promissory Note in favor of Freedom in the Principal Amount (the “New Note”).  On September 1, 2009, Freedom agreed to extend the maturity date of the New Note until March 1, 2010 as evidenced by FGC’s September 1, 2009 Promissory Note in favor of the Principal Amount (the “Extended Note”).  The Extended Note bears interest at the annual rate of Ten Percent (10%).  The Principal Amount and all accrued but unpaid interest thereon is payable to Freedom on March 1, 2010.  FGC may prepay any or all of the Principal Amount without penalty, provided that FGC provides at least 15 days prior written notice of prepayment and any such prepayment must be of an amount equal to at least $100,000.00 and in integral multiples of $50,000.00.  The Extended Note contains other standard terms and provisions which are not summarized herein.

2.03           Creation of a Direct Financial Obligation of the Registrant.  The information provided in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: September 24, 2009	By:	/s/ W. Bennett Collett
W. Bennett Collett
Chairman and CEO